UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

FIFTH STREET SENIOR FLOATING RATE CORP.
(Name of Registrant as Specified in Its Charter)

IRONSIDES PARTNERS SPECIAL SITUATIONS MASTER FUND II L.P. IRONSIDES PARTNERS LLC IRONSIDES P FUND L.P. ROBERT C. KNAPP RICHARD W. COHEN
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 00-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

 IRONSIDES Partners LLC   © 2016 Ironsides Partners LLC  Presentation Regarding Fifth Street Senior Floating Rate Corp.March 16, 2016

 *  Ironsides: About Us  Ironsides Partners LLC is a Boston-based, US registered investment adviser specializing in asset-value investingIronsides focuses on closed-end funds, holding companies, distressed debt, and corporate restructuringsIronsides and its nominees have years of experience investing in business development companies (“BDCs”) and wants to see the sector’s performance and governance improve†Ironsides and its affiliates own approximately 6.4% of Fifth Street Senior Floating Rate Corp.’s (NYSE: FSFR) outstanding shares, making us the second largest stockholderIronsides believes the best way to deliver value to all FSFR stockholders is to sell the Company or seek a business combination that would eliminate or materially reduce the wide discount to net asset value (“NAV”) that exists today†FSFR has criticized the service of Robert Knapp, the principal of Ironsides and a nominee, on the board of MVC Capital, Inc. FSFR’s insinuations are grossly misleading, and, to the contrary, Mr. Knapp’s service on the MVC board demonstrates the contributions that he can make to the FSFR board. See slide 16 for further detail.

 *  Overview: Underperformance Warrants Change   FSFR trades at a substantial discount of 33% to NAV†FSFR stock has returned negative 37% since its IPO, including reinvestment of dividendsFSFR conducted a huge, highly dilutive, discounted stock offering and its stock price has never recoveredFSFR has paid substantial incentive fees to its external advisor despite large capital lossesFSFR’s Board proposes nothing to change the status quoIronsides believes FSFR should terminate its external advisorIronsides believes FSFR should pursue a sale of the company: this is readily achievable given the portfolio consists of syndicated first lien loans   Ironsides believes FSFR has grossly underperformed while paying excessiveincentive fees and immediate change is required to increase stockholder value  †All numerical data in this presentation are based on the March 8 FSFR share price and December 31, 2015 FSFR financials

 *  Immediate Change is Required at FSFR  FSFR’s stock trades at a discount of 33% to net NAV representing $112 million in lost stockholder funds†FSFR has grossly unperformed by any measureDespite FSFR’s NAV declining 25% from $15.13 in 2013 to $11.36 as of December 31, 2015, FSFR has paid $8.3 million in incentive fees to its external advisor, FSM, through December 31, 2015 †FSFR was listed in July 2013 at an IPO price of $15 per share. The closing price on March 8, 2016 was $7.57, equating to a 50% loss. The NAV per share was $11.36 as of December 31, 2015.

 *  Damaging Dilutive Offering  In July 2014, FSFR solicited proxies for stockholder approval to issue shares below NAV, providing a worst case scenario of 1.7 million shares of dilutive share issuanceBut just a month after receiving approval, FSFR issued 22.8 million shares, quadrupling the shares outstanding and diluting NAV more than 15%FSFR’s share price has never recovered, as the below chart shows  Source: Bloomberg  FSFR Share Price: June 2, 2014 – March 8, 2016  See slide 14 for further discussion of the offering

 *  Perplexing Wide Discount  FSFR holds senior secured first lien loans – a syndicated loan portfolio – in contrast most other BDCs hold mezzanine loans, PIK notes, warrants or equity instruments, and various forms of subordinate fixed coupon debtGiven that FSFR’s portfolio should be both less risky and more liquid than most BDCs, its poor performance and wide discount are all the more perplexingIronsides believes the wide discount exists because the market does not trust management to act in the best interests of stockholdersIronsides believe the relationship with FSM must be terminated – FSM has been paid lucrative incentive fees, totaling $8.3 million through December 31, 2015 despite large capital losses, even as stockholder value has nosedived

 *  Poor Performance Masked By Changing Peer Group  FSFR’s own 2015 Annual Report: It’s the WorstFSFR underperforms its peer group chosen in its most recent 10K – as shownCuriously, FSFR changed its peer group in its proxy materials, comparing itself to BDCs that pursue different strategies

 *  If another BDC were to acquire FSFR at a 10% discount to NAV — or$10.22 per share — the result would be an immediate 35% gain to stockholders  The Solution: Sell the Company!  Ironsides would gladly accept shares from any of these BDCs in exchange for FSFR shares:Recent activity in the BDC sector suggests a business combination transaction is feasible: Pennant Park (PFLT) acquired MCG Capital (MCGC) at a 19% premium over market price in April 2015 and TPG Specialty Lending (TSLX) proposed acquiring TICC Capital (TICC) at a 20% premium in September 2015  BDCs Trading Above Book Value

# Stop FSM From Destroying Stockholder Value

- **Question**: Why terminate the external advisor?
- **Answer**: FSM earns substantial incentive fees while stockholder value has nosedived – Ironsides believes FSM will oppose any business combination that will result in the loss of its lucrative management contract
- **Question**: Who will manage FSFR?
- **Answer**: There are a multitude of qualified managers and executives who could oversee the assets – it is a syndicated loan portfolio
- **Question**: Should stockholders fear an FSM termination as FSFR management stridently suggests in its proxy?
- **Answer**: No! Just as FSM could not be trusted with issuing shares at a discount, they are scaremongering in their proxy: credit counterparties will not automatically trigger a default if the external advisor is terminated – this contingency must be built into the contracts

**The 1940 Act requires that external advisors can be terminated without penalty to stockholders**

9

IRONSIDES PARTNERS LLC

 *  Are FSFR Directors Looking Out For Stockholders?  Recently Fifth Street Finance Corp. (“FSC”), the ‘sister’ BDC to FSFR, settled a proxy contest with RiverNorth Capital Management (“RiverNorth”)In the settlement with FSC, RiverNorth pledged to vote its FSFR shares with the FSFR boardSix of the seven directors of FSFR also serve on the board of FSCIn whose interests were these directors acting when FSC extracted from RiverNorth the agreement to vote its FSFR shares as the incumbent FSFR board directs? Ironsides believes the overlapping directors put their own interests ahead of stockholders  FSFR directors made a trade: gaining votes for its pending election while leaving FSFR shareholders with nothing

# Ironsides Nominees: Stockholders First

- Ironsides nominees, Robert Knapp and Richard Cohen, will serve stockholders interests *first*, as truly independent directors
- The Ironsides nominees -
  - Have a demonstrated record of replacing managements, restructuring underperforming funds, and returning value to stockholders
  - Pledge never to vote in favor of a large dilutive offering
  - Pledge to explore a sale or business combination to return NAV to stockholders or materially narrow the discount

**Ironsides Nominees Will Serve Stockholders!**

11

IRONSIDES PARTNERS LLC

*  Director Nominee: Robert Knapp  Founder and CIO of Ironsides Partners LLC, an investment firm and SEC-registered investment adviser. He has also serves as a director of Africa Opportunity Partners Ltd. and its related fund vehicles, including the Africa Opportunity Fund Ltd. (LSE: AOF). In addition, Mr. Knapp is an independent director of Castle Private Equity AG (SWX: CPEN), a Swiss investment company specializing in private equity investments; an independent director of MVC Capital, Inc. (NYSE:MVC), a closed-end management investment company; and an independent, non-executive director of Pacific Alliance Asia Opportunity Fund Ltd. and its general partner, Pacific Alliance Group Asset Management Ltd.Mr. Knapp previously served as a Managing Director of Millennium Partners LP from 1997 to 2006. Mr. Knapp graduated from Princeton University with a degree in Electrical Engineering and earned a BA in Politics, Philosophy and Economics from Oxford University.

 *  Director Nominee: Richard Cohen  Chairman of Lowey Dannenberg Cohen & Hart, P.C. (“Lowey”), a law firm that represents investors and directors in public companies, including closed-end funds. Mr. Cohen joined Lowey as an attorney in 1998 and has served as a director since 2005. He previously served as the President of Lowey from 2008 to 2014. Mr. Cohen also served as a director of MGT Capital Corporation (NYSE: MGT), a holding company, where he was also a member of its audit committee, nominating committee, and compensation committee, from 2011 to 2012. Mr. Cohen is admitted to practice law in New York and Pennsylvania, and the bars of the U.S. Courts of Appeals for the 1st, 2nd, 3rd, 6th and 11th Circuits, and the U.S. District Courts for the Southern and Eastern Districts of New York, the Eastern District of Michigan and the Eastern District of Pennsylvania. Mr. Cohen received his undergraduate degree from Georgetown University and his Juris Doctor from the New York University School of Law.

 *  Further Reading – Dilutive Offering

 *  Further Reading – Lawsuits Against FSAM  From Item 1 Legal Proceedings in the FSAM 10Q for the quarterly period ending September 30, 2015:The Company has been named as a defendant in three putative securities class-action lawsuits arising from our role as investment adviser to FSC. The first lawsuit was filed on October 1, 2015, in the United States District Court for the Southern District of New York and is captioned Howard Randall, Trustee, Howard & Gale Randall Trust FBO Kimberly Randall Irrevocable Trust UA Feb 15, 2000 v. Fifth Street Finance Corp., et al., Case No. 1:15-cv-07759. The second lawsuit was filed on October 14, 2015, in the United States District Court for the District of Connecticut and is captioned Lynn Waters-Cottrell v. Fifth Street Finance Corp., et al., Case No. 3:15-cv-01488. The third lawsuit was filed on November 12, 2015, in the United States District Court for the Southern District of New York and is captioned Robert J. Hurwitz v. Fifth Street Finance Corp., et al., Case No. 1:15-cv-08908. The defendants in all three cases are Leonard M. Tannenbaum, Bernard D. Berman, Alexander C. Frank, Todd G. Owens, Ivelin M. Dimitrov, and Richard Petrocelli (collectively, the “Individual Defendants”), FSC, and the Company.The lawsuits allege violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 on behalf of a putative class of investors who purchased FSC common stock between July 7, 2014, and February 6, 2015, inclusive.  The lawsuits allege in general terms that defendants engaged in a purportedly fraudulent scheme designed to artificially inflate the true value of FSC’s investment portfolio and investment income in order to increase FSAM’s revenue, which FSAM received as the asset manager and investment advisor of FSC.  For example, the lawsuits allege that FSC improperly delayed the write-down of five of its investments until the fiscal quarter ending in December 31, 2014, after FSAM conducted its Initial Public Offering (“IPO”) in October 2014, when FSC should have taken the write-down before FSAM’s IPO.  The plaintiffs seek compensatory damages and attorneys’ fees and costs, among other relief, but have not specified the amount of damages being sought in any of the actions.

 *  Further Reading – Refuting Claims about MVC  FSFR sent a letter to stockholders dated March 14 attacking Robert Knapp’s service on the board of MVC Capital – without recognizing that MVC has invested primarily in private equity and pursues a materially different strategy that makes comparing the fees and performance somewhat sillyBUT if the Board of FSFR insists:After Robert Knapp joined the MVC board in 2003, management was terminated, a tender offer for 25% of the outstanding shares was conducted at a slight discount to NAV, and a new management team was installedSince the change in management, MVC’s NAV per share has grown from $8.48 to $13.18 as of July 31, 2015 – and in addition MVC has paid dividends totaling $5.72 per share through Dec 31, 2015MVC has an expense ratio cap which keeps MVC’s expenses relatively low: MVC’s total expense ratio of 5.3% is lower than FSFR’s expense ratio of 6.5%Recently, management fees were reduced 25% and incentive fees were waivedMVC’s delay in its SEC filings is attributable to issues with a European equity investment, which is of no relevance to FSFR   Robert Knapp’s experience on the board of MVC will make him especially valuable to the board of FSFR

 *  VOTE THE GREEN PROXY  FSFR’S GROSS UNDERPERFORMANCE AND WIDE DISCOUNT REQUIRE IMMEDIATE CHANGESTOCKHOLDERS SHOULD NOT PASSIVELY ACCEPT PAINFUL INVESTMENT LOSSES – SOMETHING CAN BE DONE – VOTE THE GREEN PROXY CARD TO ELECT IRONSIDES NOMINEES TO TERMINATE THE EXTERNAL ADVISOR